Exhibit 99.1

For:	Immediate Release	Contact:	Larry Lentych
	July 22, 2010		Andrea Short
574 235 2000

1ST SOURCE CORPORATION SECOND QUARTER INCOME UP,
DIVIDEND REPORTED

South Bend, IN -- 1st Source Corporation (Nasdaq:SRCE), parent company of 1st Source Bank, today reported net income of $7.80 million for the second quarter of 2010, an increase of 24.20% over the $6.28 million reported in the second quarter of 2009. For the first six months of 2010, net income for 1st Source Corporation was $17.47 million, up 39.43% compared to $12.53 million reported for the same period in 2009. Diluted net income per common share for the second quarter amounted to $0.25 compared with $0.19, an increase of 31.58% over the second quarter of 2009. Diluted net income per common share for the first half of 2010 was $0.57, up 46.15% over the $0.39 earned a year earlier.
At its July meeting, the Board of Directors approved a cash dividend of $0.15 per common share, payable on August 16, 2010 to shareholders of record on August 6, 2010.
Christopher J. Murphy III, Chairman and Chief Executive Officer, commented, “I am pleased with our performance in the second quarter. We’ve seen a small decrease in our non-performing assets over each of the last two quarters, and our net charge-offs of loans and leases are down over the same period from a year ago. Also, our net interest margin has been slowly increasing each quarter for the past year. Our capital ratios both with and without TARP are quite strong and exceed the regulatory “well capitalized” minimums. As positive as this is, we still see instability in the economy and will continue to keep close tabs on our loan portfolios and on our expenses. Similarly, we are retaining the TARP investment until we are more convinced that there will not be a second and more severe dip in the economy."
“Unfortunately, it seems that the stimulus package initiatives instigated by Washington have increased the cost of government while underperforming in their intent. Additionally, Washington continues to increase the regulatory burden on financial institutions without differentiating between smaller community-based banks versus the “big box” mega regional, national and investment banks that caused many of the country’s financial problems. Both of these challenges will have immediate and long range impacts on the cost of doing business for 1st Source as they will for everyone else in our industry. With these thoughts in mind, we will continue to take a very cautious view of the economy, keeping our clients best interests in mind for the long run, while remaining strong, stable, local and personal for our community,” Mr. Murphy concluded.
As of June 30, 2010, the 1st Source common equity-to-assets ratio was 10.68% compared to 10.22% a year ago and the tangible common equity to tangible assets ratio was 8.88% compared to 8.39% a year earlier.

Total assets at June 30, 2010 were $4.53 billion, steady from a year earlier. Total loans and leases were $3.13 billion, down slightly from June 30, 2009.  Total deposits were $3.61 billion, also down slightly from the comparable figures at June 30, 2009.
The 1st Source reserve for loan and lease losses as of June 30, 2010 was 2.81% of total loans and leases compared to 2.64% at June 30, 2009.  Net charge-offs were $5.61 million in the second quarter 2010, compared with net charge-offs of $9.72 million in the same quarter a year ago.  Year-to-date, net charge-offs of $10.41 million have been recorded in 2010, compared to net charge-offs of $12.92 million for the first half of 2009. The ratio of nonperforming assets to net loans and leases was 2.71% on June 30, 2010, compared to 2.48% on June 30, 2009.
The net interest margin was 3.57% for the second quarter of 2010 versus 3.11% for the same period in 2009. The net interest margin was 3.53% for the six months ending June 30, 2010, versus 3.07% for the same period in 2009. Tax-equivalent net interest income was $37.11 million for the second quarter of 2010, compared to $32.84 million for 2009’s second quarter. For the first six months of 2010, tax-equivalent net interest income was $72.89 million, compared to $64.48 million for the first six months of 2009. The net interest margin increased primarily due to a reduction in the cost of funds as a result of certificates of deposit interest rate re-pricing.
Noninterest income for the second quarter of 2010 was $20.60 million, down 9.29% from the same period in 2009. For the first six months, noninterest income was $41.52 million, down 4.00% from 2009.  Noninterest income decreased primarily as a result of lower mortgage banking income due to impairment charges on mortgage servicing rights in the second quarter of 2010 and a reduction in the gain on sale of mortgage loans for the first six months of 2010.
Noninterest expense was $39.65 million for the second quarter of 2010, up 6.16% from the second quarter of 2009.  For the first six months, noninterest expense was $76.76 million, up 1.01% compared with $75.99 million for the same period in 2009.  The leading factors in the change were higher employee benefits, professional fees and loan and lease collection and repossession expense offset by reduced furniture and equipment expense and FDIC and other insurance expense.
1st Source serves the northern half of Indiana and southwest Michigan and is the largest locally controlled financial institution headquartered in the area. While delivering a comprehensive range of consumer and commercial banking services through its community bank offices, 1st Source has distinguished itself with highly personalized services. 1st Source Bank also competes for business nationally by offering specialized financing services for new and used private and cargo aircraft, automobiles for leasing and rental agencies, medium and heavy duty trucks, construction and environmental equipment. The Corporation includes 76 community banking centers in 17 counties, 23 specialty finance locations nationwide, 7 trust and wealth management locations, and 7 1st Source Insurance offices. With a history dating back to 1863, 1st Source Bank has a tradition of providing superior service to clients while playing a leadership role in the continued development of the communities it serves.

In addition to the results presented in accordance with generally accepted accounting principles (GAAP), in the United States of America, this press release contains certain non-GAAP financial measures. 1st Source Corporation believes that providing non-GAAP financial measures provides investors with information useful to understanding our financial performance. Additionally, these non-GAAP measures are used by management for planning and forecasting purposes, including measures based on “tangible equity” which is “common shareholders’ equity” excluding intangible assets.
1st Source may be accessed on its home page at “www.1stsource.com.”  Its common stock is traded on the Nasdaq Global Select Market under "SRCE" and appears in the National Market System tables in many daily newspapers under the code name "1st Src". Except for historical information contained herein, the matters discussed in this document express “forward-looking statements.” Generally, the words “believe,” “contemplate,” “seek,” “plan,” “possible,” “assume,” “expect,” “intend,” “targeted,” “continue,” “remain,” “estimate,” “anticipate,” “project,” “will,” “should,” “indicate,” “would,” “may”  and similar expressions indicate forward-looking statements. Those statements, including statements, projections, estimates or assumptions concerning future events or performance, and other statements that are other than statements of historical fact, are subject to material risks and uncertainties. 1st Source cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made.
1st Source may make other written or oral forward-looking statements from time to time. Readers are advised that various important factors could cause 1st Source’s actual results or circumstances for future periods to differ materially from those anticipated or projected in such forward-looking statements. Such factors, among others, include changes in laws, regulations or accounting principles generally accepted in the United States; 1st Source’s competitive position within its markets served; increasing consolidation within the banking industry; unforeseen changes in interest rates; unforeseen downturns in the local, regional or national economies or in the industries in which 1st Source has credit concentrations; and other risks discussed in 1st Source’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, which filings are available from the SEC. 1st Source undertakes no obligation to publicly update or revise any forward-looking statements.

# # #

1st SOURCE CORPORATION
2nd QUARTER 2010 FINANCIAL HIGHLIGHTS
(Unaudited - Dollars in thousands, except for per share data)
	Three Months Ended June 30,		Six Months Ended June 30,

	2010	2009	2010	2009
END OF PERIOD BALANCES
Assets			$4,531,313	$4,544,369
Loans and leases			3,131,749	3,154,416
Deposits			3,609,586	3,615,043
Reserve for loan and lease losses			88,014	83,124
Intangible assets			89,618	91,009
Common shareholders' equity			483,919	464,592
Total shareholders' equity			589,502	568,890

AVERAGE BALANCES
Assets	$4,517,624	$4,525,757	$4,501,598	$4,531,013
Earning assets	4,174,376	4,231,724	4,160,120	4,230,479
Investments	917,151	850,106	904,946	814,447
Loans and leases	3,120,871	3,179,034	3,110,565	3,211,858
Deposits	3,592,827	3,591,315	3,583,529	3,589,205
Interest bearing liabilities	3,399,245	3,461,696	3,397,971	3,485,730
Common shareholders' equity	481,462	467,732	477,534	466,305
Total shareholders' equity	586,835	571,830	582,746	557,747

INCOME STATEMENT DATA
Net interest income	$36,249	$31,913	$71,151	$62,635
Net interest income - FTE	37,113	32,841	72,890	64,483
Provision for loan and lease losses	5,798	8,487	10,186	16,272
Noninterest income	20,602	22,705	41,524	43,254
Noninterest expense	39,649	37,349	76,759	75,989
Net income	7,795	6,283	17,474	12,534
Net income available to common shareholders	6,078	4,587	14,046	9,525

PER SHARE DATA
Basic net income per common share	$0.25	$0.19	$0.57	$0.39
Diluted net income per common share	0.25	0.19	0.57	0.39
Common cash dividends declared	0.15	0.14	0.30	0.28
Book value per common share	19.93	19.21	19.93	19.21
Tangible book value per common share	16.24	15.45	16.24	15.45
Market value - High	20.36	21.98	20.36	23.92
Market value - Low	16.58	15.36	14.25	14.16
Basic weighted average common shares outstanding	24,284,519	24,185,415	24,247,586	24,167,905
Diluted weighted average common shares outstanding	24,292,491	24,226,542	24,254,098	24,208,966

KEY RATIOS
Return on average assets	0.69%	0.56%	0.78%	0.56%
Return on average common shareholders' equity	5.06	3.93	5.93	4.12
Average common shareholders' equity to average assets	10.66	10.33	10.61	10.29
End of period tangible common equity to tangible assets	8.88	8.39	8.88	8.39
Risk-based capital - Tier 1	16.58	15.62	16.58	15.62
Risk-based capital - Total	17.87	16.90	17.87	16.90
Net interest margin	3.57	3.11	3.53	3.07
Efficiency: expense to revenue	66.70	64.89	65.27	67.92
Net charge-offs to average loans and leases	0.72	1.23	0.67	0.81
Loan and lease loss reserve to loans and leases	2.81	2.64	2.81	2.64
Nonperforming assets to loans and leases	2.71	2.48	2.71	2.48

ASSET QUALITY
Loans and leases past due 90 days or more			$1,230	$621
Nonaccrual and restructured loans and leases			68,433	67,983
Other real estate			6,673	1,790
Former bank premises held for sale			2,363	3,095
Repossessions			8,670	6,960
Equipment owned under operating leases			337	269
Total nonperforming assets			87,706	80,718

1st SOURCE CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Unaudited - Dollars in thousands)
	June 30, 2010	June 30, 2009
ASSETS
Cash and due from banks	$65,337	$70,798
Federal funds sold and
interest bearing deposits with other banks	42,979	29,545
Investment securities available-for-sale
(amortized cost of $909,516 and $874,562 at
June 30, 2010 and 2009, respectively)	932,583	883,047
Other investments	21,012	18,612
Trading account securities	113	104
Mortgages held for sale	59,084	136,505

Loans and leases, net of unearned discount:
Commercial and agricultural loans	539,003	593,914
Auto, light truck and environmental equipment	416,152	338,774
Medium and heavy duty truck	185,954	225,345
Aircraft financing	596,138	619,797
Construction equipment financing	308,602	345,928
Loans secured by real estate	983,054	910,728
Consumer loans	102,846	119,930
Total loans and leases	3,131,749	3,154,416
Reserve for loan and lease losses	(88,014)	(83,124)
Net loans and leases	3,043,735	3,071,292

Equipment owned under operating leases, net	91,288	87,094
Net premises and equipment	36,573	38,837
Goodwill and intangible assets	89,618	91,009
Accrued income and other assets	148,991	117,526

Total assets	$4,531,313	$4,544,369

LIABILITIES
Deposits:
Noninterest bearing	$487,719	$434,729
Interest bearing	3,121,867	3,180,314
Total deposits	3,609,586	3,615,043

Federal funds purchased and securities
sold under agreements to repurchase	113,638	146,529
Other short-term borrowings	28,136	27,464
Long-term debt and mandatorily redeemable securities	29,854	19,947
Subordinated notes	89,692	89,692
Accrued expenses and other liabilities	70,905	76,804
Total liabilities	3,941,811	3,975,479

SHAREHOLDERS' EQUITY
Preferred stock; no par value	105,583	104,298
Common stock; no par value	350,275	350,263
Retained earnings	149,799	140,355
Cost of common stock in treasury	(30,486)	(31,314)
Accumulated other comprehensive income	14,331	5,288
Total shareholders' equity	589,502	568,890

Total liabilities and shareholders' equity	$4,531,313	$4,544,369

1st SOURCE CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited - Dollars in thousands)
	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Interest income:
Loans and leases	$43,099	$44,474	$85,369	$89,071
Investment securities, taxable	5,279	4,207	10,680	8,243
Investment securities, tax-exempt	1,422	1,685	2,889	3,395
Other	250	264	524	597
Total interest income	50,050	50,630	99,462	101,306

Interest expense:
Deposits	11,573	16,596	23,978	34,202
Short-term borrowings	206	295	394	644
Subordinated notes	1,647	1,647	3,294	3,294
Long-term debt and mandatorily redeemable securities	375	179	645	531
Total interest expense	13,801	18,717	28,311	38,671

Net interest income	36,249	31,913	71,151	62,635
Provision for loan and lease losses	5,798	8,487	10,186	16,272

Net interest income after provision for loan and lease losses	30,451	23,426	60,965	46,363

Noninterest income:
Trust fees	4,062	3,887	7,807	7,691
Service charges on deposit accounts	5,275	5,219	9,895	9,965
Mortgage banking income	425	3,339	1,202	5,909
Insurance commissions	1,061	1,076	2,526	2,592
Equipment rental income	6,672	6,402	13,417	12,549
Other income	3,012	2,356	5,701	4,591
Investment securities and other investment gains (losses)	95	426	976	(43)
Total noninterest income	20,602	22,705	41,524	43,254

Noninterest expense:
Salaries and employee benefits	18,848	16,829	37,658	36,915
Net occupancy expense	1,939	2,273	4,426	4,874
Furniture and equipment expense	3,196	3,765	5,996	7,246
Depreciation - leased equipment	5,304	5,088	10,668	10,044
Professional fees	1,418	815	2,932	1,877
Supplies and communication	1,338	1,428	2,707	2,995
FDIC and other insurance	1,667	3,719	3,341	5,269
Business development and marketing expense	880	794	1,447	1,279
Loan and lease collection and respossession expense	3,267	1,070	4,373	1,629
Other expense	1,792	1,568	3,211	3,861
Total noninterest expense	39,649	37,349	76,759	75,989

Income before income taxes	11,404	8,782	25,730	13,628
Income tax expense	3,609	2,499	8,256	1,094

Net income	7,795	6,283	17,474	12,534
Preferred stock dividends and discount accretion	(1,717)	(1,696)	(3,428)	(3,009)
Net income available to common shareholders	$6,078	$4,587	$14,046	$9,525

The Nasdaq Global Select Market Symbol: "SRCE" (CUSIP #336901 10 3)
Please contact us at shareholder@1stsource.com